Exhibit 10.14

STANDARD MOTOR PRODUCTS, INC.

AMENDED AND RESTATED CONSULTING AGREEMENT

Effective as of February 23, 2021, JOHN P. GETHIN (“Consultant”) and STANDARD MOTOR PRODUCTS, INC. (“SMP”) agree as follows:

1.           Services; Payment. Consultant agrees to undertake and complete the Services (as specified in Exhibit A). As the only consideration due Consultant regarding the subject matter of this Agreement, SMP will pay Consultant in accordance with the terms specified in Exhibit A. Consultant shall have control over the means and methods used to provide Services and is free to determine his hours of work. In addition, Consultant shall provide all equipment and tools necessary for performance of the Services. Consultant shall report to SMP’s Executive Chairman of the Board.

2.           Proprietary Information. Consultant agrees that all business, technical and financial information Consultant develops, learns or obtains during the period over which he is providing Services (or was aware of prior to the date of this Agreement) that relate to SMP or the business or demonstrably anticipated business of SMP or that are received by or for SMP in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. Upon termination and as otherwise requested by SMP, Consultant will promptly return to SMP all items and copies containing or embodying Proprietary Information.

3.           Warranty; Reports; Limited Liability.

(a)          Consultant warrants that the Services will be performed in a professional and workmanlike manner with the level of skill and care possessed by other independent consultants with similar levels of experience and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others. SMP may request Consultant to provide it with reports or other records relating to the Services rendered by Consultant under this Agreement.

(b)          Consultant will have no liability to SMP under this Agreement or with respect to the performance of the Services, except for liability relating to gross negligence or breaches that have not been cured within 30 days after SMP provides written notice to Consultant of any breach. Neither party will be liable for any special, indirect, incidental, or consequential damages under this Agreement.

4.           Term; Termination. Unless otherwise terminated as provided herein, this Agreement shall be for the period specified in Exhibit A. Nothing in this Agreement shall confer any right with respect to continuation of this Agreement, nor shall it interfere in any way with either party’s right to terminate this Agreement at any time, with or without cause, with 90 days’ advance written notice; provided that the provisions of Section 2 and SMP’s payment for Services rendered by Consultant shall survive the termination of this Agreement.

5.           Relationship of the Parties; Taxes. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as an employee, partner, joint venturer, or agent of the other. Neither party shall have the authority to bind or attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, insurance and other statutory or contractual obligations of any sort. Consultant further acknowledges and agrees that he is not an employee of SMP, and shall have no right to participate in vacation, holiday or any other employee benefits, plans or distributions of any kind that SMP may provide from time to time to its employees.

6.           Assignment. This Agreement is non-assignable by either party.

7.           Miscellaneous. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter continued herein, and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including that certain Consulting Agreement, effective as of April 1, 2018, between the parties, which is hereby terminated as of February 23, 2021. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, this Agreement has been entered into by the parties as of the date first above written.

CONSULTANT	STANDARD MOTOR PRODUCTS, INC.

/s/ John P. Gethin	By:	/s/ James J. Burke
John P. Gethin	Name: James J. Burke
Title: Chief Operating Officer

EXHIBIT A

Services

Consultant shall assist SMP in (a) enhancing SMP’s existing customer relationships and developing new customers, (b) refining and developing SMP’s corporate strategy in coordination with SMP’s executive management, and (c) such other projects and duties as may be required by SMP’s executive management. Specific Services will be defined on a project-to-project basis and may include attending industry events, customer conferences, and operational or risk management meetings. However, in all cases, Consultant’s responsibilities shall not be of an operational role, but one of analysis and advice.

Compensation

As compensation for the Services, SMP agrees to pay Consultant an annual retainer of (i) $50,000 for the first year of this Agreement, and (ii) $25,000 for each of the second and third years of this Agreement.  The retainer shall be payable at the beginning of each annual term. Consultant shall provide SMP with an invoice detailing a listing of any reimbursable expenses.

In addition, Consultant may continue to have use of an SMP leased automobile until the expiration of the current lease agreement (i.e., June 8, 2021) and will have the ability to purchase such vehicle at the lease expiration date, subject to the terms of SMP’s automobile policy; it being understood that all lease costs (i.e., monthly lease payments, gas, maintenance, and insurance) relating to Consultant’s use of an SMP automobile shall be paid by SMP but deemed to be income to the Consultant. The parties acknowledge that the above compensation is in addition to the Director compensation (inclusive of medical, dental and vision benefits) that Consultant may receive as a Director of SMP.

Term

The term of this Agreement shall be 36 months, commencing on February 23, 2021, and ending on February 22, 2024, subject to the termination provisions described in Section 4 herein.